Exhibit 99.1

FOR IMMEDIATE RELEASE
McGOUGH TO HELM METALICO SHREDDING;
CAUMO NEW BROWNSVILLE GM

CRANFORD, NJ, June 12, 2012 – Metalico, Inc. (NYSE Amex: MEA) today announced the appointment of Joseph C. McGough as Vice President of Engineering and Shredder Operations for its scrap metal recycling subsidiaries and confirmed the promotion of Daniel M. Caumo to General Manager.

McGough, a veteran recycling engineer with more than thirty years’ experience in industrial plant construction and operations, has been assisting Metalico with the installation and start-up of its state-of-the-art shredder outside of Buffalo, New York capable of producing up to 150,000 tons of product per year. In his new position he will supervise Metalico shredding operations in Pittsburgh, Pennsylvania and Youngstown, Ohio as well as Western New York.

McGough is already overseeing the rebuilding of Metalico’s Youngstown shredder. The refitted Ohio installation is expected to be operational again by the end of the second quarter.

Before joining Metalico, McGough was a regional project manager for Sims Metal Management with responsibility for several facilities in the western United States. Before that he developed and managed expansion projects in several capacities for OneSteel Recycling USA and its predecessor, Smorgan Steel Recycling, Inc.

McGough is a civil engineer who got his start in the metals industry as a journeyman ironworker. He will continue to be based in the Buffalo area.

The Company previously promoted Caumo to a new position at its Metalico Pittsburgh, Inc. subsidiary. Caumo, who is a Vice President of Ferrous Sales and Logistics for Metalico’s scrap businesses, has taken on the added duties of General Manager for Metalico Pittsburgh’s Brownsville yard, which also operates under the name Metalico Assad Iron & Metals.

Caumo has worked for Metalico and its predecessor companies in western Pennsylvania since 1996 except for two years as a commercial trader for Strauss Industries of West Virginia. A Pittsburgh native, he began his career in scrap recycling in 1988 at the former Luria Brothers and Company western Pennsylvania yard. Since 2008 he has been Metalico’s senior ferrous metal trader.

In his new positions, Caumo has primary responsibility for day-to-day operations at the Brownsville site.

In making the announcements, Carlos E. Agüero, Metalico’s President and Chief Executive Officer, said, “We are fortunate to have talented and experienced individuals like Joe and Dan on our team. These appointments allow us to take full advantage of their skills and expertise while we continue to position the Company for growth in a tough competitive environment.”

He added, “Joe and the rest of the group at our Buffalo shredder have done an outstanding job of getting that facility on-line and operational. And Dan has already been a key manager in our successful Pittsburgh platform.”

About Metalico
Metalico, Inc. is a holding company with operations in three principal business segments: Ferrous and Non-Ferrous Scrap Metal Recycling, PGM and Minor Metals recycling, and Fabrication of Lead-Based Products. The Company operates 27 recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE Amex under the symbol MEA.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

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